Exhibit 10.1

SYNOVUS

200 N Greenwood St
LaGrange, GA 30240

May 14, 2018

Parks America Inc.
Attn: Dale Van Voorhis and Todd White
1300 Oak Grove Rd
Pine Mountain, GA 31822

RE: Loan facilities – Parks America Inc.

Dear Dale and Todd,

Synovus Bank is pleased to provide this preliminary term sheet to you for the following described loans, subject to the below terms and conditions:

Loan Type:	Commercial Term Loan & Commercial Line of Credit
Borrower:	Parks America Inc.
Amount:	Term Loan – Up to $1,600,000 Line of Credit – Up to $350,000
Purpose:	Refinance existing SBA term loan and line of credit;
Interest Rate:	Term Loan – Fixed rate of 5.00% for 7 years Line of Credit – Fixed rate of Prime+0%, fixed at time of closing and at each renewal. Today's rate would be 4.75%;
Terms:	Term loan will have a 35 month balloon and a 7 year amortization with principal and interest due monthly with option to renew at a fixed rate of 5.00% for the remaining 49-month term. Line of credit will have up to a 36-month term, with option to renew for another three year term. Interest will be due monthly;
Administrative Fee:	A flat fee of $750 for the term loan and $350 for the line of credit;
Guarantors:	N/A

SYNOVUS

200 N Greenwood St
LaGrange, GA 30240

Collateral:	First mortgage security interest in the real estate and improvements located at 1300 Oak Grove Road in Pine Mountain, Georgia and a blanket lien on all business assets. Maximum LTV of 75%;
Prepayment Penalty:	None;
Expenses:	Borrower shall pay all reasonable expenses involved in the closing of the loan (whether or not said loan closes) and in perfection of Bank's security interest in the collateral, including but not limited to all necessary filing and recording fees and taxes and the fees of Bank's attorneys for preparation of loan documents and related matters. Expenses associated with these credit facilities will be capped at $1,000.
Loan Covenants:	None;
Other Conditions:	1. Borrower will provide Bank with its annual 10-K filing and tax returns.
Miscellaneous:	**THIS PROPOSAL IS NOT A COMMITMENT FOR A LOAN UNTIL PROPER UNDERWRITING TAKES PLACES.**

Synovus Bank greatly appreciates the opportunity to assist you with this request. We hope the above listed terms and conditions are acceptable to you. If you have any questions or comments, please do not hesitate to contact us.

Sincerely,

Holly Williams

Holly Williams, VP
Synovus
(706) 880-2214
hollywilliams@synovus.com

SYNOVUS

200 N Greenwood St
LaGrange, GA 30240

This proposal will expire if not accepted by the borrower by 5/31/18 and returned to the bank. If the foregoing terms and conditions are acceptable, please signify by agreement by executing this proposal in the space set forth and returning this letter to me by the date listed above.

ACCEPTED BY BORROWER, THIS 16 DAY OF May, 2018.

By: [signature]
Dale Van Voorhis, CEO